EXHIBIT 10.4

Summary of Embarq Corporation 2008 Short-Term Incentive Program

On February 27, 2008, the Compensation Committee of our Board of Directors established the performance objectives and other terms of our 2008 Short-Term Incentive program (the “2008 STI program”), for our eligible employees, including our executive officers. The 2008 STI program provides for a payment of incentive compensation to our eligible employees, including our executive officers, based on the weighted achievement of performance objectives during 2008 relating to telecommunications segment services revenue (30% weighting) and operating cash flow (50% weighting), both as adjusted for certain items, and customer satisfaction improvement (20% weighting).

Each performance objective has a threshold, target and maximum payment level at 25%, 100% and 200% of an individual’s target opportunity. An eligible employee’s incentive target opportunity will be multiplied by the weightings and the payment level for each performance objective to calculate the actual STI payment. Performance levels between the threshold, target, and maximum levels will be interpolated mathematically to calculate a proportionate payout. Performance below the threshold level for a performance objective will result in no payout for that objective. The incentive payments paid under the 2008 STI program will be based on our results in 2008 in relation to the established performance objectives, and these payments may be greater or less than the individual target opportunities. The determination of the amount of payments for certain executive officers is expected to be made so as to comply with Section 162(m) of the Internal Revenue Code.